EXHIBIT 99

PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ Global Market "ABNJ"		For Immediate Release November 2, 2007

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FISCAL 2007 EARNINGS

Bloomfield, New Jersey - November 2, 2007 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $557,000 for the year ended September 30, 2007. By comparison, net income for the year ended September 30, 2006 was $2,133,000. Basic and diluted earnings per share for the year ended September 30, 2007 were $0.05 and $0.05, respectively. By comparison, for the year ended September 30, 2006, basic and diluted earnings per share were $0.16 and $0.16, respectively. American Bancorp of New Jersey is the holding company of American Bank of New Jersey (the "Bank").

For the year ended September 30, 2007, loans receivable, net increased $39.3 million or 9.8% to $437.9 million from $398.6 million at September 30, 2006. The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $45.7 million. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $3.0 million. Offsetting the growth in these categories was a $8.9 million decrease in the balance of 1-4 family first mortgages, a net decrease in consumer loans of $65,000, and net increases to the allowance for loan losses totaling $445,000.

For that same period, the balance of the Company's investment securities decreased by $20.2 million as incoming funds from maturing debentures and mortgage-related security repayments, net of new investment securities purchased, were reinvested into loans.

The Company also experienced a net increase in cash and cash equivalents of $30.3 million which resulted largely from growth in the Bank's deposits. The cash inflows from a portion of this deposit growth were retained in short term liquid assets given the favorable yields of such assets at the time compared with that of other shorter duration investment security alternatives. The Company may reinvest a portion of its short term liquid assets into investment securities when and if that comparative yield relationship changes. Notwithstanding this short term investment strategy, the Company expects to reinvest proceeds received through its growth in deposits into the loan portfolio over time.

For the year ended September 30, 2007, total deposits increased by $101.5 million to $428.6 million from $327.1 million at September 30, 2006. A significant portion of this growth in deposits was attributable to the Bank's three newest full service branches located in Verona, Nutley and Clifton, New Jersey which celebrated their grand openings, respectively, in December 2006, June 2007 and August 2007. Deposits at the Bank's newest branches grew to $55.2 million, $23.5 million and $15.3 million, respectively, at September 30, 2007. The remaining $7.5 million of deposit growth was shared between the Bank's other branches in Bloomfield and Cedar Grove, New Jersey.

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The increase in deposits enabled the Bank to reduce its borrowings by $18.5 million through the repayment of overnight FHLB borrowings of $10.4 million coupled with the repayment of fixed rate advances of $8.1 million. Additionally, the Company reported an increase of $26.0 million in treasury stock attributable to the Company's share repurchase programs.

The continued growth in the Bank's commercial lending activities contributed significantly to the Company's improved yields on earning assets for the period reported. For the year ended September 30, 2007, yield on earning assets increased 52 basis points to 5.64% from 5.12% for fiscal 2006. However, the improved yields were more than offset by increases in the cost of interest-bearing liabilities. For the same comparative periods, the cost of interest-bearing liabilities increased 89 basis points to 4.21% from 3.32%.

The increase in interest costs was largely attributable to higher costs of interest-bearing deposits. Contributing to this increase in interest costs was the impact of higher promotional interest rates paid on new deposit accounts at the three branches opened by the Bank during fiscal 2007. However, a portion of this increase was also attributable to continued upward pressure on deposit interest rates in the highly competitive markets serviced by the Bank. As a result, for the year ended September 30, 2007, the Company's net interest spread shrank 36 basis points to 1.44% from 1.80% reported for fiscal 2006.

For that same comparative period, the Company's net interest margin shrank 34 basis points to 2.39% from 2.73%. The Company's net interest margin was also significantly impacted by the Company's share repurchase plans through which approximately $26.0 million of interest earning assets was utilized to repurchase 2.2 million shares, or approximately 15%, of the Company's stock.

The effects of net interest margin compression contributed significantly to decreases in net interest income. For the year ended September 30, 2007, net interest income decreased $1.2 million compared with that reported for fiscal 2006. Based upon the growth in the average balance of the Company's treasury stock account during fiscal 2007 and its average yield on earning assets reported for fiscal 2006, the Company estimates that approximately $777,000, or 63%, of the comparative decrease in net interest income was attributable to interest earned during fiscal 2006 on the earning assets that were subsequently utilized in fiscal 2007 to repurchase shares.

For the year ended September 30, 2007, the decrease in net interest income was partially offset by a decrease of $20,000 in the net provision to the allowance for loan losses compared with that reported for fiscal 2006. The decrease in fiscal 2007 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation during the quarter ended December 31, 2006. Excluding this adjustment, the Company's provision expense for the year ended September 30, 2007 increased $66,000 compared with that of fiscal 2006. The reported growth in the provision for loan losses reflects the Bank's increased strategic emphasis in commercial lending and the comparatively higher rate of growth in such loan balances in the fiscal 2007. No additions to the allowance for lease and loan losses were required for nonperforming loans which decreased to 0.22% of total assets at September 30, 2007 from 0.41% at September 30, 2006.

Noninterest income increased $401,000 in fiscal 2007 compared with that reported for fiscal 2006. The net increase was attributable, in large part, to a comparative decrease in losses on the sale of investment securities totaling $260,000. The losses reported in fiscal 2006 included a $271,000 loss on sale of an underperforming investment security. During fiscal 2007, the Company also reported a $153,000 increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Additional increases in noninterest income were reported in gain on sale of loans which were more than offset by a reduction in other loan fees and charges included in other non-interest income.

Noninterest expense increased $1.9 million in fiscal 2007 compared with that reported for fiscal 2006. This increase was primarily attributable to a $1.7 million increase in salaries and employee benefits expense of which approximately $551,000 was directly attributable to the Bank's three full service branches that were

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opened during fiscal 2007. Salary and employee benefit expenses for 2007 also increased approximately $113,000 due to net staffing additions in the Bank's commercial lending department. Noteworthy increases to salaries and employee benefits also resulted from the costs associated with the implementation of the Company's 2006 Equity Incentive Plan. Specifically, total expenses associated with the Company's restricted stock and stock option plans increased approximately $653,000 in fiscal 2007 compared with that reported for fiscal 2006. Finally, the variance for the comparative years also reflects the reversal of $131,000 of profit sharing expense recorded in the first quarter of the earlier comparative period resulting from the discontinuation of that benefit plan.

In an effort to reduce ongoing operating expenses, the Company enacted a reduction in workforce during the first quarter of fiscal 2008 resulting in the elimination of five managerial and administrative support positions. Salary and employee benefit expense reductions resulting from this strategy are expected to total approximately $388,000 per year beginning in the second quarter of fiscal 2008 resulting in an increase to annual after-tax earnings of approximately $0.02 per share based upon the Company's outstanding shares at September 30, 2007. The Company will continue to monitor its employee staffing levels in relation to the goals and objectives of its business plan and may consider further opportunities to adjust such staffing levels, as appropriate, to support the achievement of those goals and objectives.

The remaining $190,000 increase in noninterest expense during fiscal 2007 included increases in occupancy and equipment, advertising and other noninterest expense totaling $368,000 which were largely attributable to the start up and ongoing operation of the Bank's three newest branches opened during fiscal 2007. The Company also recognized an increase in data processing costs of $95,000 in 2007. A portion of this increase was also attributable to the start up and ongoing operation of the Bank's newest branches. However, the increase in data processing costs for fiscal 2007 also included approximately $64,000 of one-time expenses attributable to upgrading the Bank's public website and online banking services and the implementation of certain outsourced network infrastructure management services. The latter expense resulted from the Bank's decision to consolidate the provision of a variety of information technology administration support services under a single outsourced service provider. Such services had previously been rendered by a combination of other outsourced and in-house resources. This decision also resulted in the elimination of one managerial position within the Bank's MIS department during the fourth quarter ended September 30, 2007.

Offsetting these increases were reductions in professional fees, including legal fees, totaling $273,000. The comparative decreases in professional and consulting fees were the result of lower internal and external audit costs associated with the Sarbanes Oxley Act of 2002 ("the Act") during the current year. The decrease in legal fees reflects, in part, the higher fees paid in the earlier comparative period for matters addressed by shareholders at the Company's prior annual meeting on May 23, 2006 including the approval of the Company's 2006 Equity Incentive Plan.

The Company currently has no plans or commitments to open additional de novo full service branches during fiscal 2008. Rather, the Company expects to direct significant strategic effort toward achieving profitability within each of the three branches opened during fiscal 2007. Notwithstanding this current focus, the Company would consider additional branching projects during fiscal 2008 if appropriate opportunities were to arise. However, the Company currently expects to revisit additional branching opportunities after fiscal 2008.

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The following tables present selected financial data as of September 30, 2007 and September 30, 2006 and selected operating data for the fiscal years ended September 30, 2007 and September 30, 2006.

FINANCIAL HIGHLIGHTS (unaudited)
	At September 30,		At September 30,
	2007		2006
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA:
Assets
Cash and cash equivalents	$ 37,421	6.52%	$ 7,165	1.39%
Securities available-for-sale	58,093	10.13	74,523	14.49
Securities held-to-maturity	6,730	1.17	10,547	2.05
Loans held for sale	1,243	0.22	-	-
Loans receivable, net	437,883	76.32	398,624	77.51
Premises and equipment	10,856	1.89	6,523	1.27
Federal Home Loan Bank stock	2,553	0.45	3,356	0.65
Cash surrender value of life insurance	13,214	2.30	8,747	1.70
Accrued interest receivable	2,212	0.39	1,979	0.38
Other assets	3,533	0.61	2,855	0.56
Total Assets	$ 573,738	100.00	$ 514,319	100.00
Liabilities and equity
Deposits	$ 428,600	74.70%	$ 327,147	63.61%
Advances for taxes and insurance	2,702	0.47	2,466	0.48
Borrowings	37,612	6.56	56,075	10.90
Other liabilities	4,231	0.74	3,770	0.73
Equity	100,593	17.53	124,861	24.28
Total liabilities and equity	$ 573,738	100.00%	$ 514,319	100.00%

Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$ 263,448	60.16%	$ 272,318	68.32%
Home equity loans	14,625	3.34	12,294	3.08
Home equity lines of credit	19,829	4.53	19,194	4.82
Multifamily mortgage loans	30,552	6.98	35,059	8.80
Nonresidential mortgage loans	68,431	15.63	38,395	9.63
Land and property acquisition loans	3,340	0.76	534	0.13
Construction loans	32,542	7.43	16,155	4.05
Business loans	7,029	1.61	6,078	1.52
Consumer loans	655	0.15	720	0.18
Allowance for loans losses	(2,568)	(0.59)	(2,123)	(0.53)
Loans receivable, net	$ 437,883	100.00%	$ 398,624	100.00%

Deposit Data	Balance	% Total Deposits	Balance	% Total Deposits
Noninterest-bearing deposits	30,494	7.11	23,545	7.20
Interest-bearing checking	111,795	26.08	31,429	9.61
Savings	92,778	21.65	107,008	32.71
Certificates of deposit	193,533	45.16	165,165	50.48
Deposits	$ 428,600	100.00	$ 327,147	100.00
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FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At September 30,
	2007	2006
Capital Ratios
Equity to total assets	17.53%	24.28%
Outstanding shares	11,946,190	14,163,220
Asset Quality Ratios:
Non-performing loans to total loans	0.28%	0.52%
Non-performing assets to total assets	0.22	0.41
Net charge offs to average loans outstanding	0.00	0.00
Allowance for loan losses to non-performing loans	205.56	101.64
Allowance for loan losses to total loans	0.58	0.53

	For the years ended September 30,
	2007	2006
SELECTED OPERATING DATA:
Total interest income	$ 29,029	$ 25,344
Total interest expense	16,731	11,802
Net interest income	12,298	13,542
Provision for loan losses	445	465
Net interest income after provision for loan losses	11,853	13,077
Noninterest income	1,422	1,021
Noninterest expense	12,544	10,657
Income before income taxes	731	3,441
Income tax provision	174	1,308
Net income	$ 557	$ 2,133
Performance Ratios:
Return on average assets	0.10%	0.42%
Return on average equity	0.51	1.68
Net interest rate spread	1.44	1.80
Net interest margin	2.39	2.73
Noninterest income to average total assets	0.26	0.20
Noninterest expense to average total assets	2.31	2.08
Efficiency Ratio	91.43	73.18
PER SHARE DATA:
Earnings per share
Basic	0.05	0.16
Diluted	0.05	0.16

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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